EXHIBIT 99.3

CINEDIGM TO ACQUIRE LEADING ENTERTAINMENT DISTRIBUTOR
NEW VIDEO®

Acquisition Will Establish Cinedigm As A Full Service Entertainment Studio Providing Digital
Theatrical and Complete Platform Distribution For Independent Films And Specialty Content

(Woodland Hills, CA and New York City, NY; April 19, 2012) – Cinedigm Digital Cinema Corp. (NASDAQ: CIDM) (“Cinedigm” or the “Company”), the global leader in digital cinema,  today announced it has agreed to acquire leading entertainment distributor New Video Group, Inc. (“New Video”), the largest worldwide digital aggregator of independent content and leading distributor of quality entertainment. Cinedigm’s acquisition of New Video will create a new full service end-to-end digital releasing studio, enabling the Company to acquire and distribute independent films and specialty content both theatrically and through digital, mobile and home media platforms.

Cinedigm has agreed to acquire New Video for $14 million in upfront consideration, plus additional earn out potential of up to $6 million over three years tied to the future financial results of the Cinedigm Entertainment Group. The upfront consideration will be paid with $10 million of cash from Cinedigm’s balance sheet and $4 million of Cinedigm stock issued at the trailing 10 day volume weighted average price.  The acquisition is expected to close April 20, 2012.  Simultaneous with this acquisition, Cinedigm has also announced an underwritten public equity offering of common stock with B. Riley & Co., LLC acting as sole book-running manager and Merriman Capital acting as co-manager of the offering.  Please see our separate press release on the offering.

This acquisition builds upon the strategic acquisition and distribution partnership for independent films formed in January between Cinedigm and New Video. Already, the joint venture has acquired two award-winning films at Sundance and SXSW, The Invisible War and Citadel, which are planned for release in June and September respectively and today also announced the acquisition of a third highly regarded independent film, In Our Nature.

“Cinedigm is now a fully integrated distributor of independent films and specialty content,” said Cinedigm Chairman and CEO Chris McGurk.  “Over the past year, we have analyzed many companies in the digital distribution space for home and mobile entertainment and determined that New Video is the best partner for us. New Video’s highly regarded management team, led by Susan Margolin and Steve Savage, is entrepreneurial, forward-looking and innovative.  Their tremendous success in the ever-evolving digital space, combined with their expertise in content acquisition, sales and marketing and distribution of traditional packaged goods, puts them clearly ahead of the pack.  Our new distribution capabilities will provide a unique, one stop end-to-end digital distribution solution for independent content providers and financiers. And for our shareholders, this accretive acquisition solidifies Cinedigm’s stated goal to expand our low risk, high reward fee-for-service content distribution business to complement our industry leading VPF servicing and software businesses.”

Adam Mizel, Cinedigm Chief Operating Officer and CFO, added: “Our acquisition of New Video® has met our stated criteria to make an accretive acquisition of a leading home entertainment content distributor through all channels of distribution.  The $14 million upfront purchase price represents a multiple of approximately 5.6x New Video’s 2011 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  Bringing Cinedigm and New Video together in addition to our capital raise provides the necessary ingredients to rapidly build a profitable independent film and alternative content business.”

“This combination creates a very powerful distribution machine at a time when the industry is at the crossroads of profound change and real strategic opportunity,” said Steve Savage, Co-President of New Video. “Cinedigm is the perfect partner for expanding the market for feature film and entertainment content, while exploiting every opportunity for innovation in VOD, digital and mobile distribution.

"Filmmakers and content creators will greatly benefit from our leading-edge digital distribution strategies," added Susan Margolin, Co-President of New Video.  “Steve and I and the entire New Video team look forward to expanding on what has already proven to be a fruitful and promising partnership with Cinedigm.”

Effective immediately Savage and Margolin will become co-Presidents of Cinedigm’s Entertainment Group, which includes New Video as well as the pre-existing theatrical marketing and booking services at Cinedigm, and will report directly to McGurk.  Aimee Connolly, New Video’s Chief Operating Officer, will assume the same position for the Cinedigm Entertainment Group.

New Video was represented in the transaction by Stephen Einhorn.

Headquartered in New York City, New Video was founded in 1991 to acquire and distribute alternative and independent film content using both fee-based and royalty-based models.  New Video has since acquired licenses for more than 4,000 feature films and 6,000 television episodes.  New Video has key relationships with platform partners including Netflix, iTunes, Amazon, Vudu, Hulu, Xbox and PlayStation, as well as leading brands A+E,  Scholastic, Tribeca Film, ZDF, Henson, Beyond International and ITV. The company has delivered strong results in DVD/Blu-ray, returning over $1.5 billion to content owners since its founding more than 20 years ago.

Investor Call

Cinedigm will host a conference call for investors tomorrow, Friday April 20, 2012, at 7:30 am PDT/10:30 am EDT.  The live call will be available by telephone by dialing 1-877-941-4774 for domestic callers or 1-480-629-9760  for international caller and entering conference call ID 4533192.  The conference call and accompanying slides will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company's Web site at http://investor.cinedigm.com.

A telephonic replay of the conference will be available beginning April 20, 2012, at 10:30 a.m. PDT / 1:30 p.m. EDT, through May 4, 2012, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 4533192. International callers should dial (858) 384-5517 and enter the same conference ID number.

About Cinedigm:

Cinedigm Digital Cinema Corp. is a leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers. The Company partners with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country. Cinedigm's digital cinema deployment organization, state of the art distributor and exhibition software, and marketing and distribution platform for alternative content and independent films are a cornerstone of the digital cinema transformation. Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Digital Cinema Corp www.cinedigm.com.

About Cinedigm Entertainment Group

Cinedigm Entertainment Group, a division of Cinedigm Digital Cinema Corp., the worldwide leader of digital cinema installation, is a state of the art digital distributor of award-winning independent films and alternative content.  CEG has released close to 200 independent films and alternative content events over the last few years, with past releases ranging up to 1,000 screens based on content and audience footprint. Films released by Cinedigm include: “Life In A Day” directed by Kevin McDonald, produced by Ridley Scott and released in association with National Geographic Entertainment and YouTube; “The Ward” directed by John Carpenter; “Smell of Success” featuring Billy Bob Thornton, Téa Leoni and Ed Helms; “Back & Forth,” a Foo Fighters documentary directed by Oscar® winner James Moll, and Peter Bogdanovich's “Runnin' Down A Dream” with Tom Petty and the Heartbreakers.

Current and upcoming CEG films include filmmaker Parris Patton's "No Room For Rockstars," the much-anticipated documentary chronicling the Vans Warped Tour which premiered at Sundance in January, 2012; "Like Water" chronicling  UFC champion Anderson Silva, which premiered at the 2011 Tribeca Film Festival (winner, "Best New Documentary Director" award for first-time filmmaker Pablo Croce) and "The Invisible War," the groundbreaking documentary investigating the rape epidemic within the U.S. military from Oscar® and Emmy® Award-nominated filmmaker Kirby Dick (winner, Audience Award at the 2012 Sundance Film Festival). www.cinedigm.com

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About New Video®

New Video is a leading entertainment distributor and the largest aggregator of independent digital content worldwide. Headquartered in New York City, with an international presence in 45 territories, the company delivers feature films, TV programs and web originals via digital download, streaming, video-on-demand, Blu-ray, DVD, and theatrical release. In 2011, New Video bowed Oscar®-nominated Hell and Back Again and Brazilian blockbuster Elite Squad: The Enemy Within in US theaters. Through a new partnership with digital exhibitor Cinedigm Entertainment Group, New Video is poised to bring more independent films to theaters nationwide. New Video streamlines distribution and marketing for filmmakers and partners, bringing a wide variety of fresh content to new audiences. The company’s library includes original TV series and movies from A+E® Home Entertainment, HISTORY™, and Lifetime®, unforgettable games and trophy sets from Major League Baseball®, storybook treasures from Scholastic®, award-winning documentaries from Docurama Films®, next-gen indies from Flatiron Film Company®, and acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Film. New Video is proud to distribute many Oscar®-nominated films including GasLand, Waste Land, Chico & Rita and Hell and Back Again.

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Cinedigm Public Relations:
MBC
Maggie Begley
Maggie@mbcprinc.com

310-301-1785

Cinedigm Investor Relations:
Addo Communications
Patricia Dolmatsky/Kimberly Esterkin
patriciad@addocommunications.com
kimberlye@addocommunications.com
310-829-5400